EXHIBIT 11.2



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                                                                  EXHIBIT 11.2


                              AVON PRODUCTS, INC.
                 COMPUTATION OF FULLY DILUTED INCOME PER SHARE
                     (In millions, except per share data)


                                                           Three months ended
                                                              September 30
                                                           ------------------
                                                           1995          1994
                                                           ----          ----

Weighted average shares of common stock:
  Weighted average shares outstanding during the
    period.............................................   68.02         70.17
  Common stock equivalents.............................     .24           .18
                                                         ------        ------

  Weighted average shares for fully diluted income
    per share computation..............................   68.26         70.35
                                                         ======        ======

Net income.............................................  $ 55.2        $ 51.3
                                                         ======        ======

Fully diluted net income per share.....................  $  .81        $  .73
                                                         ======        ======


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                                                                 EXHIBIT 11.2


                              AVON PRODUCTS, INC.
                 COMPUTATION OF FULLY DILUTED INCOME PER SHARE
                     (In millions, except per share data)


                                                            Nine months ended
                                                               September 30
                                                            -----------------
                                                            1995         1994
                                                            ----         ----

Weighted average shares of common stock:
  Weighted average shares outstanding during the
    period..............................................   68.38        70.98
  Common stock equivalents..............................     .25          .19
                                                          ------       ------

  Weighted average shares for fully diluted income
    per share computation...............................   68.63        71.17
                                                          ======       ======

Income from continuing operations.......................  $170.0       $154.7
Discontinued operations, net of taxes...................      --        (23.8)
Cumulative effect of accounting changes.................      --        (45.2)
                                                          ------       ------
Net income..............................................  $170.0       $ 85.7
                                                          ======       ======

Fully diluted income (loss) per share:
  Continuing operations.................................  $ 2.48       $ 2.17
  Discontinued operations...............................      --         (.33)
  Cumulative effect of accounting changes...............      --         (.64)
                                                          ------       ------
  Net income............................................  $ 2.48       $ 1.20
                                                          ======       ======